Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A
(Form Type)

M.D.C. HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$4,905,821,052.15	0.00014760	$724,099.19
Fees Previously Paid	—		—
Total Transaction Valuation	$4,905,821,052.15
Total Fees Due for Filing			$724,099.19
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$724,099.19

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of January 17, 2024, by and among SH Residential Holdings, LLC, Clear Line, Inc., M.D.C. Holdings, Inc., and solely for the purposes of Section 6.2, Section 6.17 and Section 9.15 therein, Sekisui House, Ltd.

(i) Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share (“Common Stock”), of M.D.C. Holdings, Inc. (the “Registrant”).

(ii) Aggregate number of securities to which transaction applies:

As of the close of business on February 21, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 79,308,243 which consists of (a) 75,047,701 shares of Common Stock entitled to receive the merger consideration, (b) 281,069 shares of Common Stock underlying Company RSAs, (c) 3,184,473 shares of Common Stock underlying Company Options with an exercise price below the merger consideration of $63.00 and (d) 795,000 shares of Common Stock underlying Company PSU Awards.

(iii) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of (1) 76,123,770 shares of Common Stock (including 281,069 shares of Common Stock underlying Company RSAs and 795,000 shares of Common Stock underlying Company PSU Awards) multiplied by (2) the merger consideration of $63.00 and (b) the product of (1) 3,184,473 shares of Common Stock underlying Company Options with an exercise price below the merger consideration of $63.00 multiplied by (2) $34.55, which is the excess of the merger consideration of $63.00 over $28.45, which is the weighted average exercise price of such outstanding Company Options (the sum of (a) and (b), collectively, the “Total Consideration”). The filing fee equals the product of Total Consideration multiplied by 0.00014760.